Exhibit 21
Subsidiaries of American HomePatient, Inc.

NAME OF SUBSIDIARY	STATE OF INCORPORATION
AHP Alliance of Columbia	South Carolina
AHP Delmarva, LLP	Maryland
AHP Home Care Alliance of Gainesville	Florida
AHP Home Care Alliance of Tennessee	Tennessee
AHP Home Care Alliance of Virginia	Virginia
AHP Home Medical Equipment Partnership of Texas	Texas
AHP Knoxville Partnership	Tennessee
AHP, L.P.	Tennessee
AHP-MHR Home Care, LLP	Nebraska
American HomePatient Arkansas Ventures, Inc.	Delaware
American HomePatient Delaware Ventures, Inc.	Delaware
American HomePatient of New York, Inc.	New York
American HomePatient of Sanford, LLC	North Carolina
American HomePatient of Texas, L.P.	Texas
American HomePatient of Unifour, LLC	North Carolina
American HomePatient Tennessee Ventures, Inc.	Delaware
American HomePatient Ventures, Inc.	Tennessee
American HomePatient, Inc.	Tennessee
Baptist Ventures — AHP Homecare Alliance of Montgomery	Alabama
Blue Ridge Home Care	North Carolina
Coastal Home Care	South Carolina
Colorado Home Medical Equipment Alliance, LLC	Colorado
Designated Companies, Inc.	New York
Homelink Home Health Care	Arkansas
Neogenesis, Inc.	South Carolina
Northeast Pennsylvania Alliance, LLC	Pennsylvania
Northwest Washington Alliance, LLC	Washington
Piedmont Medical Equipment	South Carolina
Promed Home Care	South Carolina
Shared Care — West Branch, LLC	Michigan
The National Medical Rentals, Inc.	Arkansas
Total Home Care of East Alabama, LLC	Alabama